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												     Exhibit 99(d)

                                        Entergy Mississippi, Inc.
                          Computation of Ratios of Earnings to Fixed Charges and
                   Ratios of Earnings to Combined Fixed Charges and Preferred Dividends
                                                                                                          September 30,
                                                              1998     1999      2000      2001     2002       2003
Fixed charges, as defined:
  Total Interest                                             $40,927  $38,840   $44,877   $50,991  $45,464    $47,857
  Interest applicable to rentals                               1,864    2,261     1,596     1,849    1,916      1,982
                                                             --------------------------------------------------------
Total fixed charges, as defined                               42,791   41,101    46,473    52,840   47,380    $49,839

Preferred dividends, as defined (a)                            4,878    4,878     5,347     4,674    4,490      4,515
                                                             --------------------------------------------------------
Combined fixed charges and preferred dividends, as defined   $47,669  $45,979   $51,820   $57,514  $51,870    $54,354
                                                             ========================================================
Earnings as defined:

  Net Income                                                 $62,638  $41,588   $38,973   $39,620  $52,408    $68,083
  Add:
    Provision for income taxes:
    Total income taxes                                        28,031   17,537    22,868    20,464   17,846     27,610
    Fixed charges as above                                    42,791   41,101    46,473    52,840   47,380     49,839
                                                            ---------------------------------------------------------
Total earnings, as defined                                  $133,460 $100,226  $108,314  $112,924 $117,634   $145,532
                                                            =========================================================
Ratio of earnings to fixed charges, as defined                  3.12     2.44      2.33      2.14     2.48       2.92
                                                            =========================================================
Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                                2.80     2.18      2.09      1.96     2.27       2.68
                                                            =========================================================

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(a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the income tax rate.



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